EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Flextronics International Ltd. (the “Company”) of our reports dated June 14, 2005 relating to the consolidated financial statements and financial statement schedule of the Company and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K for the Company for the year ended March 31, 2005.

/s/ Deloitte & Touche LLP

San Jose, California

June 30, 2005